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                                                                     Exhibit 4.9

                                FOURTH AMENDMENT
                                     TO THE
                           RANGE RESOURCES CORPORATION
                    1994 OUTSIDE DIRECTORS STOCK OPTION PLAN

         I, Rodney L. Waller, hereby certify that I am the Secretary of Range Resources Corporation, formerly Lomak Petroleum, Inc., (the "Company") and that, as such, I am authorized to execute this amendment on behalf of the Company, and, DO HEREBY FURTHER CERTIFY THAT the following resolutions were duly approved and adopted by the Shareholders of the Company on May 24, 2000 at the Company's Annual Meeting of the Shareholders:

         RESOLVED, that the Range Resources Corporation 1994 Outside Directors Stock Option Plan be amended by deleting Section 3 (a) and (b) thereof and substituting the following therefore:

SECTION 3.            SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

                  (a) The Company shall automatically grant to each Eligible Director Stock Options for 6,000 shares of Common Stock on June 1, 1994 and thereafter 8,000 Stock Options per annum, subject to adjustment, for their service on the Board of Directors on the later of each June 1 or the fifth business day following the Annual Meeting of the Stockholders commencing June 1, 1995. The maximum number of shares which may be issued under the Plan are 300,000 shares.

                  (b) A Stock Option shall be exercisable during an Eligible Director's lifetime only by him or by his guardian or legal representative. Once vested, Stock Options may be exercised at the Exercise Price at any time during the period beginning one year after the Date of Grant and ending ten years after the Date of Grant, provided that 25% of the shares of Common Stock covered by any such Stock Option shall vest one year after such Date of Grant, an additional 25% of such shares shall vest two years after such Date of Grant, an additional 25% of such shares shall vest three years after such Date of Grant, and all remaining shares covered by such Stock Option shall vest four years after such Date of Grant, provided further than no Stock Option shall be exercisable until stockholder approval as described in Section 9 is obtained. Notwithstanding the foregoing, if an Eligible Director ceases to be a member of the Board of Directors for any reason, any outstanding Stock Options held by that Eligible Director may be exercised only in accordance with, and in the periods described in, Section 8(d).

May 24, 2000

                                                    /s/ Rodney L. Waller
                                                  ------------------------------
                                                          Rodney L. Waller
                                                          Corporate Secretary


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